EXHIBIT 3.2

Max Maxfield, WY Secretary of State
FILED: 05/03/2011 12:00 AM
Original ID: 2011-000600775
Amendment ID: 2011-000976058

ARTICLES OF MERGER
OF
MIND3POWER, INC. (a California corporation)
INTO
SAFEDOX, INC. (a Wyoming corporation)

Pursuant to the provisions of the Wyoming Business Corporation Act, the undersigned corporations adopt the following Articles of Merger:

1.           The Plan of Merger is as follows: mind3power, Inc., a California corporation (“M3P”), will merge with and into SafedoX, Inc., a Wyoming corporation (“SafedoX”), with SafedoX as the surviving corporation, the terms and conditions of which are set out in a Plan and Agreement of Merger dated April 25, 2011 (the “Merger Agreement”), between M3P and SafedoX (the “Merger”).

2.           The Merger Agreement was adopted by SafedoX by unanimous consent of its shareholders by a resolution dated April 25, 2011.  In accordance with the Wyoming Business Corporation Act, the number of the shares cast in favor of adopting the Merger Agreement was sufficient for approval of the Merger by all of the voting groups of SafedoX.

3.           By unanimous consent in lieu of a special meeting of the shareholders of M3P by a resolution, dated April 25, 2011 (the “Meeting”), all of the holders of M3P’s outstanding shares of common stock, no par value per share (the “Shares”), voted in favor of the adoption of the Merger Agreement at the Meeting.

4.           At the Meeting, 2,600 votes, representing 100% of the Shares were cast in favor of adopting the Merger Agreement and -0- votes, representing -0-% of the Shares were cast against the adoption of the Merger Agreement.  In accordance with the California Corporations Code, the number of the Shares cast in favor of adopting the Merger Agreement was sufficient for approval of the Merger by all of the voting groups of M3P.

5.           All entities party to the Merger Agreement have complied with the laws of their respective jurisdictions of organization concerning the Merger.

Dated: April 26, 2011.

MIND3POWER, INC.			SAFEDOX, INC.

By:	/s/ KEITH VOGT	By:	KEITH VOGT
	Keith Vogt		Keith Vogt
	Special Vice President		Special Vice President